Thomas G. Sheehan (207) 228-7165 direct tsheehan@bernsteinshur.com

December 21, 2015

Managed Portfolio Series
c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, Wisconsin 53201

Re:	Managed Portfolio Series – Nuance Concentrated Value Long-Short Fund

We have acted as counsel to Managed Portfolio Series, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 194 under the Securities Act of 1933 and Post-Effective Amendment No. 195 under the Investment Company Act of 1940 to the Trust's registration statement on Form N-1A (File Nos. 33-172080 and 811-22525) (the "Post-Effective Amendment") for the purpose of adding a new series to the Trust – Nuance Concentrated Value Long-Short Fund (the “Fund”), and registering an indefinite number of shares of beneficial interest of the Fund in two share classes (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act).  You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the following documents, and have made such other investigation as we deemed appropriate:

a)	The Post-Effective Amendment;

b)
The Trust’s Agreement and Declaration of Trust, dated January 25, 2011,  as amended and restated by the Trust’s Amended and Restated Agreement and Declaration of Trust dated May 4, 2011 (as so amended and restated, the "Trust Instrument");

c)	The Trust’s Certificate of Trust, dated January 27, 2011;

Managed Portfolio Series
December 21, 2015

d)
The Trust’s By-Laws, dated January 25, 2011, as amended and restated by the Trust’s Amended and Restated Bylaws dated May 4, 2011 (as so amended and restated, the "By-Laws"), each as approved by the Board of Trustees of the Trust (the "Board");

e)	Copies of certain resolutions (the "Resolutions") adopted and approved by the Board with respect to the Fund and to the issuance of shares of beneficial interest in the Shares;

f)	A Certificate of Good Standing for the Trust, dated December 17, 2015, obtained from the Secretary of State of the State of Delaware; and

g)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof.

For various facts that are material to our opinion, we have relied upon representations made in the foregoing documents and upon the certificate of the Secretary of the Trust.

With respect to all documents that we examined, we have assumed (i) the authenticity of documents submitted to us as authentic originals, (ii) the conformity of all documents submitted to us as copies with the originals of such documents, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust;  (ii) that the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and have not been amended, except as described above; (iii) the due formation and organization, and valid existence in good standing, under the laws of the jurisdiction governing its organization or formation, of each party to the documents that we examined, (iv) the legal capacity of natural persons who are parties to the documents that we examined; (v) that each of the parties (other than the Trust) to the documents that we examined had and has the power and authority to execute and deliver such documents, and to perform its obligations thereunder; (vi) the due authorization, execution and delivery of all documents that we examined by all parties thereto; (vii) the payment by each person to whom the Trust has issued or will issue Shares (collectively, the "Shareholders") for such Shares, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (viii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, are generally applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Managed Portfolio Series
December 21, 2015

Based upon and subject to the foregoing, we are of the opinion that:

(1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

(2) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to Article IV of the Trust Instrument, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the Statement of Additional Information that will be filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

For Bernstein Shur